EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., Oct. 27, 2023 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.1 million or $0.94 per diluted share for the quarter ended September 30, 2023, compared to $3.1 million or $0.93 per diluted share for the quarter ended September 30, 2022.

Net interest income after provision for credit losses decreased $236,000 for the quarter ended September 30, 2023 as compared to the same period in 2022. Interest income increased $2.1 million when comparing the periods due to an increase in the average tax-equivalent yield on interest-earning assets from 3.27% for the third quarter of 2022 to 4.04% for the third quarter of 2023. The average balance of interest-earning assets was $1.13 billion for the third quarters of 2022 and 2023. The increase in the tax-equivalent yield was primarily due to an increase in the tax equivalent yield on loans to 5.75% for the third quarter of 2023 compared to 4.81% for the same period in 2022. Interest expense increased $2.3 million when comparing the periods due to an increase in the average cost of interest-bearing liabilities from 0.20% for the third quarter of 2022 to 1.30% for the third quarter of 2023, in addition to an increase in the average balance of interest-bearing liabilities from $797.2 million for the third quarter of 2022 to $813.2 million for the third quarter of 2023. The Company had average outstanding advances from the Federal Home Loan Bank (“FHLB”) of $3.3 million with an average rate of 6.03% and average outstanding borrowings under the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) of $13.0 million with an average rate of 5.02% during the quarter ended September 30, 2023. The Company’s total average outstanding balance of borrowings during the quarter ended September 30, 2023 was $16.3 million with an average rate of 5.22%. There were no outstanding borrowed funds during 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 3.07% for the quarter ended September 30, 2022 to 2.74% for the same period in 2023.

Based on management’s analysis of the allowance for credit losses (“ACL”) on loans and unfunded loan commitments, the provision for credit losses increased from $175,000 for the quarter ended September 30, 2022 to $290,000 for the quarter ended September 30, 2023. The Bank recognized net charge-offs of $19,000 and $3,000 for the quarters ended September 30, 2023 and 2022, respectively.

Noninterest income increased $74,000 for the quarter ended September 30, 2023 as compared to the same period in 2022. The Company recognized a $98,000 decrease in unrealized losses on equity securities and increases of $68,000 and $51,000 in ATM and debit card fees and other income, respectively. In addition, the Company recognized a net $63,000 gain on sale of securities during the quarter ended September 30, 2023 compared to no such gain during the same period in 2022. These were partially offset by decreases in commission and fee income and gains on the sale of loans of $145,000 and $43,000, respectively, when comparing the two periods.

The $63,000 net gain on sale of securities was a result of the Company’s regular evaluation of its entire securities portfolio. During the quarter ended September 30, 2023, the Company sold securities available for sale with a market value of $9.4 million and an amortized cost basis of $9.5 million resulting in a net loss of $94,000. The net loss was more than offset by the $157,000 gain on sale of the Company’s VISA Class B stock in September 2023. The strategy for both sales was the enhancement of long-term earnings.

Noninterest expense decreased $78,000 for the quarter ended September 30, 2023 as compared to the same period in 2022, due primarily to decreases in compensation and benefits, occupancy and equipment expenses and professional fees of $101,000, $27,000 and $31,000, respectively. These were partially offset by a $66,000 increase in data processing expenses.

Income tax expense decreased $97,000 for the third quarter of 2023 as compared to the third quarter of 2022 primarily due to increased benefits from tax credit entity investments during 2023. As a result, the effective tax rate for the quarter ended September 30, 2023 was 15.4% compared to 17.6% for the same period in 2022.

For the nine months ended September 30, 2023, the Company reported net income of $9.7 million or $2.89 per diluted share compared to net income of $8.4 million or $2.49 per diluted share for the same period in 2022.

Net interest income after provision for credit losses increased $2.5 million for the nine months ended September 30, 2023 compared to the same period in 2022. Interest income increased $7.8 million when comparing the two periods due to an increase in the average tax-equivalent yield on interest-earning assets from 2.94% for the nine months ended September 30, 2022 to 3.89% for the same period in 2023. Interest expense increased $5.0 million as the average cost of interest-bearing liabilities increased from 0.15% for the nine months ended September 30, 2022 to 0.98% for the same period in 2023. The Company had average outstanding advances from the FHLB of $2.6 million with an average rate of 5.49% and average outstanding borrowings under the Federal Reserve Bank’s BTFP of $6.4 million with an average rate of 5.03% during the nine months ended September 30, 2023. The Company’s total average outstanding balance of borrowings during the nine months ended September 30, 2023 was $9.0 million with an average rate of 5.17%. There were no outstanding borrowed funds during 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 2.79% for the nine months ended September 30, 2022 to 2.91% for the nine months ended September 30, 2023.

Effective January 1, 2023, the Company adopted the Financial Accounting Standard Board's (“FASB”) Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326), as amended, and commonly referred to as the Current Expected Credit Loss model ("CECL"), under the modified retrospective method. The adoption replaced the allowance for loan losses with the ACL on loans on the Consolidated Balance Sheets and replaced the related provision for loan losses with the provision for credit losses on loans on the Consolidated Statements of Income. Upon adoption, the Company recorded an increase in the beginning ACL on loans of $561,000, increasing the ACL on loans as a percentage of loans receivable to 1.29% as compared to 1.20% at December 31, 2022 prior to adoption. In addition, the Company established an ACL related to unfunded loan commitments of $131,000 upon adoption of CECL. The use of the modified retrospective method of adoption resulted in the Company recording a $529,000 reduction (net of tax) in retained earnings as of January 1, 2023.

Based on management’s analysis of the ACL on loans and unfunded loan commitments, the provision for credit losses increased from $550,000 for the nine months ended September 30, 2022 to $833,000 for the nine months ended September 30, 2023. The Bank recognized net charge-offs of $380,000 for the nine months ended September 30, 2023 compared to $67,000 for the same period in 2022.

Noninterest income decreased $184,000 for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 primarily due to decreases in gains on the sale of loans and commission and fee income of $403,000 and $354,000, respectively. These were partially offset by increases in ATM and debit card fees and service charges on deposit accounts of $223,000 and $67,000, respectively, in addition to a decrease of $179,000 in the unrealized loss on equity securities. In addition, the Company recognized a $49,000 gain on sale of securities during the nine months ended September 30, 2023 compared to no such gain during the same period in 2022.

The $49,000 net gain on sale of securities was a result of the Company’s regular evaluation of its entire securities portfolio. During the nine months ended September 30, 2023, the Company selected and sold securities available for sale with a market value of $20.2 million and an amortized cost basis of $20.3 million resulting in a net loss of $108,000. The net loss was more than offset by the $157,000 gain on sale of the Company’s VISA Class B stock in September 2023. The strategy for both sales was the enhancement of long-term earnings.

Noninterest expenses increased $760,000 for the nine months ended September 30, 2023 as compared to the same period in 2022. This was primarily due to increases in compensation and benefits, data processing expenses, and other expenses of $345,000, $316,000 and $268,000, respectively, when comparing the two periods. The increase in other expenses was due primarily to an increase in FDIC insurance premiums of $129,000 and general inflationary costs across multiple expenses. The increases were partially offset by decreases of $148,000 and $57,000 in professional fees and occupancy and equipment expenses, respectively.

Income tax expense increased $254,000 for the nine months ended September 30, 2023 as compared to the same period in 2022 resulting in an effective tax rate of 15.4% for the nine months ended September 30, 2023, compared to 15.3% for the same period in 2022.

Total assets were $1.14 billion at September 30, 2023 compared to $1.15 billion at December 31, 2022. Net loans receivable increased $44.4 million from December 31, 2022 to September 30, 2023 while total cash and cash equivalents and securities available for sale decreased $34.9 million and $20.7 million, respectively, during the same period. Deposits decreased $42.9 million from $1.06 billion at December 31, 2022 to $1.02 billion at September 30, 2023. The Bank had $15.0 million in advances outstanding from the FHLB and $13.0 million in borrowings outstanding through the Federal Reserve Bank’s BTFP at September 30, 2023 compared to no borrowed funds outstanding at December 31, 2022. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) increased from $1.4 million at December 31, 2022 to $1.6 million at September 30, 2023.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Joshua Stevens
Chief Financial Officer
812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Financial Highlights (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
OPERATING DATA	2023	2022	2023	2022
(Dollars in thousands, except per share data)

Total interest income	$11,179	$9,048	$31,966	$24,151
Total interest expense	2,642	390	5,926	910
Net interest income	8,537	8,658	26,040	23,241
Provision for credit losses	290	175	833	550
Net interest income after provision for credit losses	8,247	8,483	25,207	22,691

Total non-interest income	1,947	1,873	5,801	5,985
Total non-interest expense	6,481	6,559	19,548	18,788
Income before income taxes	3,713	3,797	11,460	9,888
Income tax expense	572	669	1,770	1,516
Net income	3,141	3,128	9,690	8,372
Less net income attributable to the noncontrolling interest	3	3	10	10
Net income attributable to First Capital, Inc.	$3,138	$3,125	$9,680	$8,362

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.94	$0.93	$2.89	$2.49

Diluted	$0.94	$0.93	$2.89	$2.49

Weighted average common shares outstanding:
Basic	3,345,869	3,358,800	3,347,823	3,353,459

Diluted	3,345,869	3,358,800	3,347,823	3,353,459

OTHER FINANCIAL DATA

Cash dividends per share	$0.27	$0.26	$0.81	$0.78
Return on average assets (annualized) (1)	1.09%	1.08%	1.13%	0.96%
Return on average equity (annualized) (1)	13.53%	14.32%	14.14%	11.66%
Net interest margin (tax-equivalent basis)	3.11%	3.14%	3.18%	2.83%
Interest rate spread (tax-equivalent basis)	2.74%	3.07%	2.91%	2.79%
Net overhead expense as a percentage of average assets (annualized) (1)	2.25%	2.27%	2.28%	2.16%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2023	2022

Cash and cash equivalents	$31,430	$66,298
Interest-bearing time deposits	4,165	3,677
Investment securities	447,080	467,819
Gross loans	610,105	564,730
Allowance for credit losses	7,786	6,772
Earning assets	1,070,163	1,073,150
Total assets	1,142,705	1,151,400
Deposits	1,017,491	1,060,396
Borrowed funds	28,000	-
Stockholders' equity, net of noncontrolling interest	89,154	85,158
Non-performing assets:
Nonaccrual loans	1,633	1,344
Accruing loans past due 90 days	-	82
Foreclosed real estate	-	-
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	9.68%	9.18%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Return on average assets before annualization	0.27%	0.27%	0.85%	0.72%
Annualization factor	4.00	4.00	1.33	1.33
Annualized return on average assets	1.09%	1.08%	1.13%	0.96%

Return on average equity before annualization	3.38%	3.58%	10.60%	8.75%
Annualization factor	4.00	4.00	1.33	1.33
Annualized return on average equity	13.53%	14.32%	14.14%	11.66%

Net overhead expense as a % of average assets before annualization	0.56%	0.57%	1.71%	1.62%
Annualization factor	4.00	4.00	1.33	1.33
Annualized net overhead expense as a % of average assets	2.25%	2.27%	2.28%	2.16%